EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND

Supplement to Statement of Additional Information (“SAI”) dated November 10, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to SAI dated January 20, 2022

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

EATON VANCE TAX-MANAGED DIVERSIFIED EQUITY INCOME FUND

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND

Supplement to SAIs dated February 18, 2022

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to SAI dated April 5, 2022

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to SAIs dated April 29, 2022

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to SAI dated March 31, 2023

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to SAI dated May 4, 2023

Effective January 1, 2024:

1.       The following replaces the “Principal Officers who are not Trustees” table under “Trustees and Officers”:

Principal Officers who are not Trustees
Name and Year of Birth	Trust/Portfolio Position(s)	Length of Service	Principal Occupation(s) During Past Five Years
R. KELLY WILLIAMS, Jr. 1971	President	Since 2023	President and Chief Operating Officer of Atlanta Capital Management Company, LLC (“Atlanta Capital”). Officer of 20 registered investment companies managed by Eaton Vance or BMR.
DEIDRE E. WALSH 1971	Vice President and Chief Legal Officer	Since 2021	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR. Also Vice President of CRM and officer of 46 registered investment companies advised or administered by CRM since 2021.
JAMES F. KIRCHNER 1967	Treasurer	Since 2013	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR. Also Vice President of CRM and officer of 46 registered investment companies advised or administered by CRM since 2016.
NICHOLAS DI LORENZO 1987	Secretary	Since 2022	Officer of 127 registered investment companies managed by Eaton Vance or BMR. Formerly, associate (2012-2021) and counsel (2022) at Dechert LLP.
LAURA T. DONOVAN 1976	Chief Compliance Officer	Since 2024	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR.

December 22, 2023